Exhibit 2.3

FIRST AMENDMENT

TO LIMITED LIABILITY COMPANY AGREEMENT

OF OTIS GALLERY LLC

This FIRST AMENDMENT TO LIMITED LIABILITY COMPANY AGREEMENT OF OTIS GALLERY LLC (this “Amendment”) is made and effective as of March 18, 2020 by Otis Wealth, Inc., a Delaware corporation (the “Managing Member”).  Capitalized terms used in this Amendment without definition shall have the meanings assigned to them in the Operating Agreement (as defined below).

RECITALS

WHEREAS, Otis Gallery LLC (the “Company”) was formed as a series limited liability company under Section 18-215 of the Delaware Act pursuant to a certificate of formation filed with the Secretary of State of the State of Delaware on December 18, 2018.

WHEREAS, on February 1, 2019, the Managing Member entered into that certain Limited Liability Company Agreement of the Company (the “Operating Agreement”).

WHEREAS, the Managing Member desires to amend the Operating Agreement to amend and restate Section 15.08.

WHEREAS, the Managing Member has authorized and approved an amendment of the Operating Agreement on the terms set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and conditions set forth herein, and intending to be legally bound hereby, the Operating Agreement is hereby amended as follows:

1.Section 15.08 shall be deleted in its entirety and replaced with the following:

“Section 15.08 Applicable Law and Jurisdiction.

(a) This Agreement and the rights of the parties shall be governed by and construed in accordance with the laws of the State of Delaware. Non-contractual obligations (if any) arising out of or in connection with this agreement (including its formation) shall also be governed by the laws of the State of Delaware. The rights and liabilities of the Members in the Company and each Series and as between them shall be determined pursuant to the Delaware Act and this Agreement. To the extent the rights or obligations of any Member are different by reason of any provision of this Agreement than they would otherwise be under the Delaware Act in the absence of any such provision, or even if this Agreement is inconsistent with the Delaware Act, this Agreement shall control, except to the extent the Delaware Act prohibits any particular provision of the Delaware Act to be waived or modified by the Members, in which event any contrary provisions hereof shall be valid to the maximum extent permitted under the Delaware Act.

(b) Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with this Agreement, or the transactions contemplated hereby, including, without limitation, any suit, action, or proceeding brought under federal securities law, shall be brought in Chancery Court in the State of Delaware and each Member hereby consents to the exclusive jurisdiction of the Chancery Court in the State of Delaware (and of the appropriate appellate courts therefrom) in any suit, action or proceeding, and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum; provided, that if the Chancery Court in the State of Delaware shall not have jurisdiction over such matter, then such suit, action or proceeding may be brought in other federal or state courts located in the State of Delaware. Each Member hereby waives the right to commence an action, suit or proceeding seeking to enforce any provisions of, or based on any matter arising out of or in connection with this Agreement, or the transactions contemplated hereby or thereby in any court outside of the Chancery Court in the State of Delaware. Process in any suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any court. Without limiting the foregoing, each party agrees that service of process on such party by written notice pursuant to Section 15.01 will be deemed effective service of process on such party.

(c) EVERY PARTY TO THIS AGREEMENT AND ANY OTHER PERSON WHO BECOMES A MEMBER OR HAS RIGHTS AS AN ASSIGNEE OF ANY PORTION OF ANY MEMBERS MEMBERSHIP INTEREST HEREBY WAIVES ANY RIGHT TO A JURY TRIAL AS TO ANY MATTER UNDER THIS AGREEMENT OR IN ANY OTHER WAY RELATING TO THE COMPANY OR THE RELATIONS UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, MATTERS ARISING UNDER FEDERAL SECURITIES LAW, OR OTHERWISE AS TO THE COMPANY AS BETWEEN OR AMONG ANY SAID PERSONS.”

2.All other terms and conditions of the Operating Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

MANAGING MEMBER:

OTIS WEALTH, INC.

By:	/s/ Michael Karnjanaprakorn
Michael Karnjanaprakorn Chief Executive Officer